Exhibit 10.19
AMENDMENT NO. 2 TO SEVERANCE AGREEMENT

AMENDMENT NO. 2 TO THE SEVERANCE AGREEMENT (this “Amendment”) made as of November 14, 2022 by and between GRIFFON CORPORATION, a Delaware corporation (hereinafter the “Corporation”) and Brian G. Harris (hereinafter the “Executive”).
WITNESSETH:
WHEREAS, the Corporation and the Executive entered into that certain Severance Agreement, dated as of July 30, 2015, as previously amended (hereinafter, collectively, the “Severance Agreement”).
NOW, THEREFORE, the parties hereto agree to amend the Severance Agreement as follows, effective as of the date hereof.
1.Clause (ii) of Section 1(h) of the Severance Agreement shall be deleted in its entirety and replaced with the following:
“(ii)    a reduction by the Corporation in the Executive’s base salary, target annual bonus amount or target long-term bonus amount, other than a percentage reduction applied equally to all senior executives that does not exceed 10% of any such component of compensation;”
2.Clause (iii) of Section 4(d) of the Severance Agreement shall be deleted in its entirety and replaced with the following:
“(iii)     for the period commencing on the date of the Executive’s termination of employment and continuing until December 31 of the second calendar year following the calendar year in which the Executive’s employment terminates (the “Continuation Period”), either (x) subject to the Executive making a timely election and continued eligibility to elect benefits under COBRA and the Executive’s continued payment of premiums at active employee rates, continued medical and other group health coverage for the Executive and his eligible dependents under the Corporation’s medical and group health plans (which expressly include the Corporation’s Group Health Plan, the ArmadaCare Ultimate Health Plan and the Supplemental Health Benefits Plan for Senior Executives) or (y) if the Corporation determines in its sole discretion that any such coverage cannot be provided under the governing plan documents or that providing such coverage would result in a fine, penalty or other violation of law, monthly payments equal to the premium amounts (including both employer and employee portions) or other claims paid by the Corporation under such coverages; provided, however, that in the event that any such coverage is discontinued following a Change in Control or the Corporation or any successor otherwise fails to provide the Executive access to such coverage following a Change in Control, the Corporation shall either provide equivalent coverage, provide the Executive an amount in cash to procure equivalent coverage on an individual basis or otherwise continue to pay applicable claims that would have been reimbursed under such coverage.”

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3.The following shall be added at the end of Section 7 of the Severance Agreement:
“The Executive and the Corporation hereby agree that the calculation of any reduction in payments contemplated by this Section 7 and any tax withholding due in connection with any Excise Tax shall be made by Golden Parachute Tax Solutions LLC (or another nationally recognized certified public accounting or professional firm that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code, selected by the Corporation and consented to by the Executive, such consent not to be unreasonably withheld or delayed) (the “Calculating Firm”) and the determination of any such reduction in payments or Excise Tax withholding shall be conclusive and binding on the Executive absent manifest error. All fees and expenses of the Calculating Firm shall be borne solely by the Corporation. Prior to any reduction in payments contemplated by this Section 7, the Corporation shall provide the Executive with a report setting forth its calculations and the amount of such reduction, along with adequate supporting information.”
4.The parties hereby agree that except as specifically provided in and modified by this Amendment, the Severance Agreement is in all other respects hereby ratified and confirmed. This Amendment shall be construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law). This Amendment may be executed in one or more counterparts (including by facsimile, “portable document format,” or other electronic means) each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

GRIFFON CORPORATION
By: __/s/ Seth L. Kaplan__________
Name: Seth L. Kaplan
Title: Senior Vice President

__/s/ Brian G. Harris_______________
Brian G. Harris
2

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